UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

NORTH AMERICAN SCIENTIFIC, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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1.	Title of each class of securities to which transaction applies:
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PRELIMINARY COPY

______________________________

NOTICE OF SOLICITATION OF ACTION OF STOCKHOLDERS
BY WRITTEN CONSENT IN LIEU OF MEETING OF STOCKHOLDERS

To the Stockholders of North American Scientific, Inc.:

On behalf of the Board of Directors of North American Scientific, Inc., this consent solicitation statement is being furnished to you in connection with the solicitation of written consents with respect to the matters set forth below:

1.
To consider and approve the issuance and sale of 63,008,140 shares of our common stock and warrants to purchase 3,150,407 shares of our common stock to a group of investors (the “Investors”), including Three Arch Partners, which currently is our largest stockholder, and SF Capital Partners Ltd., which also is one of our significant stockholders, pursuant to the Securities Purchase Agreement, dated December 12, 2007 (the “Purchase Agreement”), among us and the purchaser parties thereto, as required by Nasdaq Rule 4350(i); and

2.	To amend our Certificate of Incorporation to increase the number of shares of common stock that we are authorized to issue from 100,000,000 shares to 150,000,000 shares.

Pursuant to the Delaware General Corporate Law and Nasdaq Marketplace Rule 4350(i), the written consents of stockholders owning not less than the majority of our outstanding shares of common stock are required in order to approve both proposals. The Board of Directors has fixed December 14, 2007 as the record date for purposes of this consent solicitation. Therefore, only holders who owned shares of our common stock as of the close of business on December 14, 2007 are eligible to provide their written consent.

The proposals referred to above and the procedure to exercise your rights in connection with this consent solicitation are described in the accompanying consent solicitation statement. We intend to take the necessary corporate action, if any, with respect to the proposals as soon as we receive the written consent of stockholders owning not less than the majority of our outstanding shares of common stock consenting to each of the proposals. It is requested that your written consent, using the accompanying Consent Card, be delivered to our transfer agent as soon as possible but no later than _______, 200__. A pre-addressed return envelope is enclosed for this purpose, which requires no postage if mailed in the United States.

YOUR WRITTEN CONSENT IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR CONSENT CARD AS SOON AS POSSIBLE.

By Order of the Board of Directors,

John B. Rush
President and Chief Executive Officer

Chatsworth, California
December 31, 2007

20200 Sunburst Street
Chatsworth, California 91311

_____________________

CONSENT SOLICITATION STATEMENT
FOR
THE SOLICITATION OF WRITTEN CONSENTS
IN LIEU OF MEETING OF STOCKHOLDERS

This consent solicitation statement contains information about a proposed issuance and sale of 63,008,140 shares of our common stock and warrants to purchase 3,150,407 shares of our common stock to a group of investors in a private placement and a proposed amendment to our Certificate of Incorporation. This consent solicitation statement was prepared by our management for the Board of Directors. This consent solicitation statement and the accompanying Consent Card are first being mailed to stockholders on or about December 31, 2007.

In order to eliminate the costs and management time involved in holding a special meeting of stockholders and in order to effect the proposed issuance of shares and warrants and the amendment at the earliest possible date, the Board of Directors determined to seek the written consent of the holders of a majority in interest of our outstanding common stock. As discussed in this consent solicitation statement, the Board of Directors has recommended that stockholders vote for each of the proposals.

We will pay all of the costs associated with this consent solicitation. In addition, certain of our or our subsidiaries’ officers and employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain consents. We may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding consent materials to the beneficial owners of the shares.

We are distributing this consent solicitation statement and the accompanying Consent Card to the holders of record of the common stock as of the close of business on December 14, 2007. This date is sometimes referred to as the “record date.” Written consents of stockholders representing a majority of the outstanding shares of common stock at the record date are required to approve each of the proposed items.

Only stockholders of record as of December 14, 2007 are entitled to consent, to withhold their consent, abstain or to revoke their consent to the proposals. If your shares are held in the name of your broker, a bank or other nominee, that party should give you instructions for voting your shares. Each stockholder is entitled to one vote for each outstanding share of common stock held at the record date. As of the record date, there were 29,601,352 issued and outstanding shares of common stock.

Any consent to a proposal may be revoked or changed in writing at any time prior to the close of business on the date that consents signed by holders of a majority of the outstanding shares of common stock approving such proposal are received by us.

Each of the proposals will be approved if and when we hold unrevoked written consents of stockholders approving such proposal representing a majority of the outstanding shares of common stock at the record date at any time on or before the 60th day after the earliest dated consent is delivered to us or our agent. The withholding of consent, abstention or the failure to deliver a Consent Card will all have the effect of a vote against approval of each of the proposals. If a stockholder holds his shares in “street name” and fails to instruct his broker or nominee as to how to vote his shares, the broker or nominee may not, pursuant to applicable stock exchange rules, vote such shares and, accordingly, such inaction will have the effect of a vote against each of the proposals.

Stockholders are requested to indicate consent to the proposals by signing and dating the Consent Card, checking the box on the Consent Card that indicates consent to the respective proposal, and delivering the Consent Card to us or our agent. Withholding of consent to the proposals, or abstention with respect to the consent to the proposals, may be indicated by signing and dating the Consent Card, checking the box that corresponds to withholding of consent for the proposal or abstention with respect to the consent to the proposal, respectively, and delivering the Consent Card to us or our agent.

A CONSENT CARD THAT HAS BEEN SIGNED, DATED AND DELIVERED TO US OR OUR AGENT WITHOUT INDICATING CONSENT, WITHHOLDING OF CONSENT OR ABSTENTION WILL CONSTITUTE A CONSENT TO THE PROPOSED ISSUANCE AND SALE OF SHARES OF OUR COMMON STOCK AND WARRANTS TO PURCHASE SHARES OF OUR COMMON STOCK TO A GROUP OF INVESTORS AND THE PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION.

The Board of Directors recommends that you consent to approval of the proposed issuance and sale of shares of our common stock and warrants to purchase shares of our common stock to a group of Investors. The Board of Directors also recommends that you consent to approval of the proposed amendment to our Certificate of Incorporation to authorize the increase in our authorized common shares.

We expect that Three Arch Partners and SF Capital Partners, which collectively own approximately 26.4% of our outstanding common stock, will vote in favor of each of the proposals.

Our principal executive offices are located at 20200 Sunburst Street, Chatsworth, California 91311, and our telephone number is (818) 734-8600.

PROPOSAL ONE
APPROVAL OF THE ISSUANCE AND SALE OF
COMMON STOCK AND WARRANTS

We are asking our stockholders to consider and approve the issuance and sale of 63,008,140 shares of our common stock and warrants to purchase 3,150,407 shares of our common stock to a group of Investors, including Three Arch Partners, which currently is our largest stockholder, and SF Capital Partners, which also is one of our significant stockholders, in a private placement transaction.

The Private Placement

On December 12, 2007, we entered into the Securities Purchase Agreement (the “Purchase Agreement”) with Three Arch Partners IV, L.P. and affiliated funds (“Three Arch Partners”), SF Capital Partners Ltd. (“SF Capital”) and CHL Medical Partners III, L.P. and an affiliated fund (“CHL,” and together with Three Arch Partners and SF Capital, the “Investors”) providing for the private placement (the “Private Placement”) of 63,008,140 shares (the “Shares”) of our common stock, par value $0.01 per share, and warrants to purchase 3,150,407 shares of our common stock (the “Warrants” and together with the Shares, the “Securities”) for a total purchase price of $15.5 million.

The purchase price is equal to $0.246 per Security, of which $0.01 is allocated to the Warrants. The purchase price represents a 40% discount to the volume weighted average price of our common stock on the Nasdaq Global Market, as reported by Bloomberg Financial Markets, for the 20 trading day period ending on the trading day immediately preceding the date of the Purchase Agreement. The Warrants have an exercise price of $0.246 per share, subject to certain adjustments. The Warrants may be exercised no earlier than 180 days from the completion of the Private Placement and will expire seven years from the date of issuance.

The Investors have agreed to purchase the following amounts of Shares and Warrants in the Private Placement:

Investor	Shares	Warrants (Shares issuable upon exercise)
Three Arch Partners	40,650,420	2,032,521
SF Capital	10,162,600	508,130
CHL	12,195,120	609,756

Currently, Three Arch Partners owns 5,121,638 shares of our common stock and SF Capital owns 2,694,504 shares of our common stock. If the transaction is consummated, Three Arch Partners’ percentage ownership of our outstanding common stock will increase from approximately 17.3% to 49.4% (and 44.4% of our common stock on a fully diluted basis), SF Capital Partners’ percentage ownership of our outstanding common stock will increase from approximately 9.1% to 13.9% (and 12.6% of our common stock on a fully diluted basis), and the Investors will own in the aggregate approximately 76.5% of our outstanding common stock (and 68.0% of our common stock on a fully diluted basis).

The net proceeds to us of the Private Placement after payment of fees and expenses are expected to be approximately $14,115,000. The terms of the Private Placement were approved by a committee of our Board of Directors consisting only of disinterested directors.

The closing price for our common stock on the Nasdaq Global Market was $0.35 per share on December 12, 2007, the date of the Purchase Agreement.

The Private Placement will occur as soon as practicable after we receive the written consent of our stockholders approving this proposal and Proposal Two to amend our Certificate of Incorporation.

Reasons for Stockholder Approval

Our common stock is listed on the Nasdaq Stock Market (“Nasdaq”). Nasdaq rules governing issuers whose shares are listed on Nasdaq (the “Marketplace Rules”) require stockholder approval prior to issuances of securities under certain circumstances, including the following, which apply to the Private Placement:

Private Placement at a Discount to an Affiliated Entity. Marketplace Rule 4350(i)(1)(A) requires stockholder approval in the case of the private placement of an issuer’s securities at a discount to an affiliated entity. In the Private Placement, the Shares are to be sold at a 40% discount to the volume weighted average price of our common stock on the Nasdaq Global Market, as reported by Bloomberg Financial Markets, for the 20 day trading period immediately preceding the date of the Purchase Agreement, as well as at a discount to the closing bid price of our common stock on the Nasdaq Global Market on the day before the Purchase Agreement was executed. Under Nasdaq interpretations of this rule, Three Arch Partners is an affiliated entity of ours because two members of our Board of Directors, Dr. Wilfred E. Jaeger and Roderick A. Young, are affiliates of Three Arch Partners.

Change of Control. Marketplace Rule 4350(i)(1)(B) requires stockholder approval when the issuance or potential issuance of securities will result in a change of control of the issuer. Nasdaq considers a change of control to have occurred if, following one or more transactions in which an investor (or group of investors) acquires an issuer’s securities, the investor or group of investors owns, or has the right to acquire, 20% or more of the outstanding equity securities of the issuer, which investor or group of investors did not own or have the right to acquire 20% or more of the outstanding equity securities of the issuer prior to the transaction, unless there is another stockholder or group of stockholders unaffiliated with the investor that has a larger interest in the issuer than the investor. If the Private Placement is completed in accordance with its terms, Three Arch Partners would own more than 49% of our common stock and the Investors taken together would own more than 75% of our common stock, so that under the Nasdaq interpretations, a change of control will have occurred. However, neither we nor any of the Investors are hereby agreeing that a change of control will occur for any other purposes upon completion of the Private Placement.

Sale of More than 20% of Stock at a Discount. Marketplace Rule 4350(i)(1)(D) requires that an issuer obtain stockholder approval prior to the issuance of securities when the issuance is for an amount of common stock that is equal to or greater than 20% of the outstanding stock of the issuer and is issued for a price that is less than the greater of book or market value of the stock. In the Private Placement, the Shares (which are in an amount substantially in excess of 20% of our outstanding common stock) are to be sold at a 40% discount to the volume weighted average price of our common stock on the Nasdaq Global Market, as reported by Bloomberg Financial Markets, for the 20 day trading period immediately preceding the date of the Purchase Agreement, as well as at a discount to the closing bid price of our common stock on the Nasdaq Global Market on the day before the Purchase Agreement was executed. Although the per share price being paid for the shares in the Private Placement is greater than the book value of our common stock, it was less than the market value of the common stock, so the Private Placement requires approval under this Marketplace Rule.

Reasons for and Background of the Private Placement

On December 12, 2006, we engaged CIBC World Markets Corp. (“CIBC”) to assist us in evaluating strategic alternatives for our NOMOS radiation oncology business including the possible sale thereof.

During the early months of fiscal 2007, we determined that in order to fund continuing operations over the longer term and to develop our breast brachytherapy business, which we believe presents significant opportunities for us, we needed to raise additional capital and to streamline our operations to reduce costs. Our Board and management were open to both debt and equity financings to obtain additional capital.

On May 14, 2007, our Board formed a special financing committee (the “Special Finance Committee”) to consider possible financing alternatives. The current members of the Special Finance Committee are John M. Sabin, Richard A. Sandberg, Dr. Gary N. Wilner and Nancy J. Wysenski, each of whom is a disinterested director with respect to the financing transactions described in this consent solicitation statement. This action was taken, at least in part, because two of our directors, Dr. Wilfred E. Jaeger and Roderick A. Young, are deemed to be interested because of their affiliation with Three Arch Partners.

On June 29, 2007, we engaged CIBC to assist us in identifying potential investors. We had previously engaged CIBC to act as placement agent in a private placement that was consummated in June 2006.

On August 3, 2007, we announced our intention to divest our NOMOS radiation oncology business. The purposes of this transaction were to enhance operations, reduce losses and possibly raise additional funds. On September 17, 2007, we completed the divestiture of the NOMOS business. This transaction reduced our liabilities and ongoing losses, but did not generate a significant amount of additional funds for our business.

On September 21, 2007, we received a notice from Nasdaq indicating that we did not comply with the minimum $10 million stockholders’ equity requirement for continued listing of our common stock on the Nasdaq Global Market. Because we believe that the listing of the common stock on Nasdaq is beneficial to us and our stockholders, among other reasons, we concluded it would be advantageous that at least a significant portion of the capital raised in a financing be in the form of equity.

During the second half of fiscal 2007 and early fiscal 2008, CIBC contacted more than 50 potential investors on our behalf. We provided additional information and made in-person presentations to certain of these potential investors.

We received preliminary financing proposals from only two potential investors. The Special Finance Committee and the Board carefully considered these proposals, but concluded that neither one would be in the best interests of us and our stockholders. One of the proposals was in the form of debt, without an equity component, which would not provide us with the equity capital we need, among other reasons, to retain our listing on Nasdaq, and the other proposal contained conditions that it was determined we would be unlikely to be able to satisfy.

Beginning in September 2007, in order to meet our cash needs, in addition to extending the maturity of our loan facility with Silicon Valley Bank, we borrowed funds on a short-term basis in the following aggregate amounts from the following parties: $1,000,000 from Agility Capital LLC (“Agility”), $250,000 from John A. Friede, a current stockholder and a former director, and $1,000,000 from Three Arch Partners. The reasons for the Private Placement include the need to repay these short-term borrowings, and a portion of the proceeds received upon closing of the Private Placement will be used for this purpose, to the extent such loans have not been repaid prior to that time.

In October 2007, our management and the Special Finance Committee initiated discussions concerning our capital needs with Three Arch Partners, our largest stockholder. Three Arch Partners expressed interest in providing some of the capital that we would need to continue operating and to grow our business.

On October 31, 2007, Three Arch Partners submitted a term sheet for an equity investment in us. On November 4, 2007, after negotiation with the Special Finance Committee, Three Arch Partners submitted a revised term sheet that provided the basis for the proposed Private Placement.

During the balance of November and early December 2007, our management and counsel negotiated definitive documentation for the Private Placement with the Investors and their representatives. During this period, CIBC and management continued to seek other potential investors.

On November 29, 2007, we had a hearing before a Nasdaq Listing Qualifications Panel in which we presented a plan to achieve compliance with the listing requirements of the Nasdaq Global Market, including the proposed Private Placement, and requested an extension of 60 days to complete the plan. We also indicated our intention to apply to transfer the listing of our common stock to the Nasdaq Capital Market (which has a minimum stockholders’ equity requirement of $2.5 million) to reduce the risk of non-compliance in the future.

On December 4 and 5, 2007, the Special Finance Committee reviewed the terms of Private Placement and determined that it was critical to our continued operations and was fair, reasonable and in the best interests of us, our stockholders and creditors, and recommended its approval by the Board. On December 5, 2007, the Private Placement was approved by the Board. Dr. Jaeger and Mr. Young did not participate in the Special Finance Committee’s deliberations or the Board approval.

On December 11, 2007, the Special Finance Committee affirmed its determination concerning the Private Placement. Also on December 11, 2007, we received notification from Nasdaq that the Nasdaq Listing Qualifications Panel had granted our transfer from the Nasdaq Global Market to the Nasdaq Capital Market, and continued listing on the Nasdaq Capital market, subject to certain conditions. These conditions included a requirement that we meet the continued listing requirement of maintaining stockholders’ equity of at least $2.5 million on or before January 17, 2008.

On December 12, 2007, we entered into the Purchase Agreement with the Investors.

Our Board of Directors and management reviewed and considered numerous financing alternatives to the Private Placement. Each of the members of the Special Finance Committee, which is composed solely of disinterested, independent members of our Board of Directors, and our entire Board of Directors, other than the members who are affiliated with Three Arch Partners, has approved the Private Placement and has resolved that the Private Placement is in our best interest and the best interest of our stockholders and creditors. We intend to utilize net proceeds from the Private Placement to fund our continuing operations, for new product development, including our ClearPathTM breast brachytherapy devices, to repay short-term borrowings and for other general corporate purposes.

Appraisal Rights

Under Delaware law, our stockholders are not entitled to appraisal rights or other similar rights in connection with the transactions contemplated by the Purchase Agreement.

Summary of Terms of the Purchase Agreement

In order to participate in the Private Placement, the Investors entered into the Purchase Agreement with us. A copy of the Purchase Agreement has been filed by us as an exhibit to our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on December 13, 2007. In order to reduce the cost of this consent solicitation, we have not attached a copy of the Purchase Agreement to this consent solicitation statement. A copy of the Purchase Agreement, as attached to our previously referenced Current Report on Form 8-K, may be obtained from commercial document retrieval services or on the Commission’s website at http://www.sec.gov. We will provide a copy of the Purchase Agreement (without charge) upon stockholder request. Stockholders may request a copy of the Purchase Agreement by contacting our Secretary in writing at 20200 Sunburst Street, Chatsworth, California, 91311 or by calling (818) 734-8600. We have summarized the material provisions of the Purchase Agreement below. Please see also the description of certain terms of the Purchase Agreement above under the caption “The Private Placement.”

Representations and Warranties. We provided the Investors with representations and warranties in the Purchase Agreement that we believe are customary for transactions of this nature for similar businesses. In addition, each Investor made representations and warranties to us that we believe are customary for transactions of this nature. The representations and warranties in the Purchase Agreement were made only for the purposes of the Purchase Agreement and solely for the benefit of the parties to the Purchase Agreement as of specific dates.

Covenants. The Purchase Agreement contains covenants that we believe are customary for transactions of this nature, including, but not limited to filing this consent statement with the Commission within five business days of the date of the Purchase Agreement and recommending to the stockholders that the transaction be approved, subject to the fiduciary duties of the directors.

Conditions to the Closing

Conditions of the Investors’ Obligations. The obligation of the Investors to purchase the Shares and Warrants on the date that the transaction occurs (the “Closing”) is subject to the satisfaction or waiver of specified conditions, including, but not limited to, the following: the representations and warranties made by us set forth in the Purchase Agreement being true and correct in all material respects as of the Closing, execution by each Investor and each of our executive officers and directors of a written lock-up agreement and approval by our stockholders of this proposal.

Conditions to Our Obligations. Our obligation to issue the Shares and Warrants at the Closing is subject to, among other things, the satisfaction or waiver of specified conditions, including: the receipt of funds, the accuracy of the representations and warranties made by each Investor in the Purchase Agreement and approval by our stockholders of this Proposal.

Summary of the Registration Rights

Registrable Securities. The securities covered by the registration rights provisions under the Purchase Agreement (referred to in this consent solicitation statement as the “registrable securities”) consist of the shares of our common stock and the shares of our common stock underlying the Warrants that are to be sold to the Investors pursuant to the Purchase Agreement.

Mandatory Registration. We have agreed to use our reasonable best efforts, subject to receipt of necessary information from the Investors, to file a resale registration statement as soon as practicable after the completion of the Private Placement, and to cause the resale registration statement to become effective within 180 days after the completion of the Private Placement, but no earlier than after the filing of our Annual Report on Form 10-K for the fiscal year ended October 31, 2007. The registration statement shall be on Form S-3 or other applicable form available to us. If a resale registration statement is not declared effective within that 180-day period, or, if additional registration statements are required to be filed to register such shares because of limitations imposed by the staff of the Commission on the number of shares that may be registered on behalf of selling stockholders on Form S-3, within 45 days of filing each such additional registration statement (or 90 days, if such filing is reviewed by the Commission), we will be obligated to pay liquidated damages to the Investors as follows:

•
an amount equal to 1% of the aggregate purchase price paid by such Investor with respect to the shares then held by such Investor other than the shares issued or issuable upon the exercise of the Warrants; and

•
an additional amount equal to 1% of such aggregate purchase price on each monthly anniversary of the date on which the resale registration statement was required to have been declared effective, or a pro rata amount for each portion of such month that the resale registration statement has not been declared effective;

provided that the maximum aggregate liquidated damages shall not exceed 12% of such purchase price.

Our Other Related Obligations. During the registration period, we are required to, among other things:

•	notify each holder of the filing or effectiveness of registration statements or amendments thereto, and of any stop orders or suspensions of the qualification of any of the registrable securities;

•
use our reasonable best efforts to file post-effective amendments or any other required document so that the prospectus will not contain any untrue statement of a material fact or omit to state any material fact;

•
use commercially reasonable efforts to file the documents required under state securities or blue sky laws in any state specified in writing by an Investor, provided that we shall not be required to qualify to do business or consent to service of process in any jurisdiction in which we are not now so qualified or have not so consented; and

•
make and keep public information available, file all Commission reports and other documents in a timely manner and furnish to holders a written statement as to our compliance with Rule 144 and copies of our most recent annual and quarterly reports and other reports reasonably requested.

Registration Period.    The registration rights under the Purchase Agreement shall be effective until the earlier of (i) the second anniversary of the completion of the Private Placement, (ii) such time as all registrable securities have been sold pursuant to the registration statement or (iii) the date on which all of the registrable securities may be resold by each of the Investors without registration pursuant to Rule 144(k) of the Securities Act of 1933, as amended.

Expenses. We will bear all the expenses incurred in connection with the registration of the registrable securities, other than fees and expenses, if any, of counsel or other advisors to the Investors or underwriting discounts, brokerage fees and commissions incurred by the Investors, if any, in connection with an underwritten offering of the registrable securities.

Composition of the Board

The Purchase Agreement requires that we decrease the number of members of the Board of Directors from nine members to seven members at or by the time of its next annual meeting of stockholders. We previously had nine Board members; however, due to the recent resignation of Mr. John A. Friede, our Board presently consists of eight members. Under the Purchase Agreement, Three Arch Partners has the right to name one member to the Board so long as it beneficially owns greater than 5,000,000 shares of our common stock (including shares of our common stock issuable upon exercise of the Warrants, and as appropriately adjusted for stock splits, stock dividends and recapitalizations). Two of the current members of our Board, Dr. Wilfred E. Jaeger and Roderick A. Young, have been designated by Three Arch Partners. Under the Purchase Agreement, we have agreed to add two new independent members to the Board at or before our next annual meeting.

Preemptive Rights

Under the Purchase Agreement, the Investors will be granted certain preemptive rights if the Private Placement is completed. For a period of three years following the completion of the Private Placement, so long as an Investor beneficially owns at least 10% of our issued and outstanding common stock, such Investor will be entitled, subject to certain specified terms, conditions, limitations and exclusions, to participate pro rata in future capital raising transactions involving the issuance of our common stock (or securities convertible into our common stock).

Lock-Up Agreements

In connection with the Private Placement, each Investor has agreed not sell or offer for sale any shares of our common stock held by such Investor for a period of 180 days from the date the Private Placement is completed, subject to certain specified terms, conditions, limitations and exclusions.

Principal Effects of Approval or Non-Approval of the Proposal

While each of the Board of Directors and the disinterested directors have approved the Private Placement, including the issuance and sale of the Shares and Warrants, and have resolved that the Private Placement is in our best interest and the best interest of our stockholders, our stockholders should consider the information contained in this consent solicitation statement in evaluating the proposal. If our stockholders approve the proposal, we will issue the Shares and Warrants at the Closing, as described in this consent solicitation statement and the Purchase Agreement, which we will undertake to complete as soon as practicable following approval. Our stockholders should note that as of the record date, Three Arch Partners owned an aggregate of 5,121,638 shares of our common stock and warrants to purchase 3,586,460 shares of our common stock, or approximately 17.3% of the 29,601,352 shares outstanding on the record date (19.4% on a fully diluted basis), and SF Capital owned an aggregate of 2,694,504, shares of our common stock and warrants to purchase 1,280,409 shares of our common stock, or approximately 9.1% of the 29,601,352 shares outstanding on the record date (8.8% on a fully diluted basis).

Ability to Control Stockholder Matters

If the proposal is approved, and the other conditions to the Closing are satisfied or waived, at the Closing, Three Arch Partners will acquire an additional 40,650,420 shares and warrants to purchase 2,032,521 shares of our common stock and will own 45,772,058 shares of our common stock or approximately 49.4% of the 92,609,494 shares outstanding after the Closing (44.4% on a fully diluted basis). Three Arch, SF Capital and CHL Medical will own approximately 76.5% of the outstanding common stock in the aggregate following the offering (68.0% on a fully diluted basis).

Three Arch Partners will have significant voting power on account of its ownership of our common stock. Accordingly, Three Arch Partners may be able to control the outcome of matters brought before the stockholders, including a vote for the election of directors and the approval of mergers and other business combination transactions. If the Investors act together, they will be able to control the outcome of such matters. In most instances when our certificate of incorporation or Delaware law require stockholder approval, stockholder approval is obtained when we receive the vote of either a majority of the votes cast or a majority of the votes outstanding. Since the Investors will own a majority of the votes outstanding, they will be able to approve stockholder matters irrespective of the voting of the other stockholders. Since under Delaware law, actions can be taken by stockholders with the written consent of the stockholders necessary to approve the action, the Investors may take action on behalf of the stockholders, without prior notice to the other stockholders.

Dilutive Effect of Warrants and Options

The Investors also will own a significant percentage of our outstanding warrants if the Private Placement is completed. The exercise price of the warrants purchased in the Private Placement will be significantly lower than the exercise prices of some of our other outstanding warrants. If the Investors are able to exercise their Warrants, they may increase the percentage of our common stock that they own.

Outstanding warrants that we issued to Silicon Valley Bank in connection with loans made by Silicon Valley Bank to us contain anti-dilution provisions that will be triggered if the Private Placement is completed. As a result, the number of shares that Silicon Valley Bank may purchase upon exercise of its warrants would be increased, and the exercise price would be decreased. In addition, if we complete the Private Placement, the number of shares that Agility Capital may purchase upon exercise of its warrants, and the exercise price of its warrants, which we issued in connection with loans made by Agility Capital to us, will be determined by the price per share paid in the Private Placement. As a result of these provisions, the warrants held by Silicon Valley Bank and Agility Capital, if exercised, could result in significant dilution to our stockholders.

We have also agreed to issue additional options to purchase shares of our common stock to certain of our newer senior employees, including two of our executive officers, in connection with the completion of the offering, as part of the inducement for their acceptance of employment with us. We have agreed to grant to John Rush, our President and Chief Executive Officer, options to acquire an additional number of shares of our common stock equal to 3% of the number of shares issued in connection with the Private Placement. We have agreed to grant to Troy Barring, our Senior Vice President and Chief Operating Officer, options to acquire an additional number of shares of our common stock so that Mr. Barring would hold options (including the options granted to Mr. Barring upon commencement of employment with us) equal to 1.5% of the shares of our common stock outstanding after completion of the Private Placement.

Upon the completion of the Private Placement, the number of shares of our common stock issuable upon exercise of our warrants to Silicon Valley Bank would increase from 430,592 to 1,438,057, and the number of shares of our common stock issuable to Agility Capital upon exercise of its warrants would be 2,413,618. Upon completion of the Private Placement, our employees would be entitled to receive options to purchase an additional 3,465,448 shares of our common stock, including 1,890,244 shares of our common stock in the case of Mr. Rush, and 945,122 shares of our common stock in the case of Mr. Barring. In addition, whether or not the Private Placement is completed, Three Arch Partners will hold warrants to purchase 1,025,641 shares of our common stock, which warrants were issued in connection with the loan by Three Arch Partners to us previously described herein.

Dilution of Outstanding Common Stock

If approved, this proposal would result in an increase in the number of shares of our common stock outstanding, and, as a result, current stockholders who are not participating in the Private Placement would own a smaller percentage of our outstanding common stock and, accordingly, a smaller percentage interest in the voting power, liquidation value and book value of us. The sale or resale of any of our common stock issued pursuant to the Private Placement could cause the market price of our common stock to decline.

Ability to Complete Subsequent Offerings

Approval of this proposal will not limit our ability to engage in future public offerings, as defined by Nasdaq, or our ability to issue or sell in future private offerings a number of shares of our common stock (including shares issuable upon conversion or exercise of convertible debt, warrants or other securities exercisable for or convertible into our common stock) that is less than 20% of the outstanding shares on terms that might or might not be similar to those in this proposal.

Raising Capital

If our stockholders do not approve the proposal, the Closing will not occur and we will not issue the Shares and Warrants. In the event that we do not complete the Closing and we are unable to promptly raise additional capital from an alternative source, we may be required to further reduce expenses or take other steps which could have a material adverse effect on us, including but not limited to, the premature sale of some or all of our assets or product lines on undesirable terms, merger with or acquisition by another company on unsatisfactory terms, or the cessation of operations.

Repayment of Outstanding Debt

We have obtained loans from certain parties that have enabled us to maintain our working capital in the short-term. However, if we are unable to complete the Private Placement, we may not be able to repay these loans as they come due or obtain alternative financing to meet our working capital needs. As of December 14, 2007, we were indebted to Silicon Valley Bank in the principal amount of $2,738,567, Agility Capital in the principal amount of $1,000,000 and Three Arch Partners in the principal amount of $1,000,000, in each case plus accrued interest on these amounts. These loans mature as of __________ in the case of the Silicon Valley Bank loan, __________ in the case of the Agility Capital loan and ___________ in the case of the loan from Three Arch Partners. We are in default of the net worth covenant under the loan from Silicon Valley Bank, although the lender has agreed to forbear from exercising its remedies arising out of such default until such time as it determines in its discretion to cease such forbearance.

If the Private Placement does not occur and we are unable to renew or extend these loans, we may be required to further reduce expenses or take other steps that could have a material adverse effect on us, including but not limited to, the premature sale of some or all of our assets or product lines on undesirable terms, merger with or acquisition by another company on unsatisfactory terms, or the cessation of operations.

Nasdaq Listing

In addition, if we are unable to complete the Private Placement, it is unlikely that we will be able to obtain financing that will allow us to meet the $2.5 million minimum stockholders’ equity required by Nasdaq before January 17, 2008, the date that the Nasdaq Listing Qualifications Panel has given us to regain compliance with this requirement. If we are unable to meet this requirement, our listing will not be transferred from the Nasdaq Global Market to the Nasdaq Capital Market and we will likely be delisted by Nasdaq. If we are unable to maintain our Nasdaq listing, the market price of our common stock may significantly decrease.

Interests of Certain Officers and Directors

Dr. Jaeger and Mr. Young, members of our Board, are affiliates of Three Arch Partners. Each of their beneficial ownership of our common stock is disclosed below in “Security Ownership of Certain Beneficial Owners and Management.”

Vote Required; Recommendation of the Board of Directors

The written consent of a majority of our outstanding shares of common stock is required for the approval of this proposal. Abstentions and broker non-votes are not considered consents and, therefore, will have the same effect as votes against this proposal. The approval of Proposal Two is necessary to have sufficient shares of our common stock to issue and reserve for issuance for our warrants in order to complete the sale of our common stock in the Private Placement discussed in this proposal. If Proposal Two is not approved by the stockholders, the Private Placement discussed in this proposal will not occur. However, we intend to amend our Certificate of Incorporation if approved by our stockholders, even if this proposal is not approved by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS CONSENT TO THE ISSUANCE AND SALE OF 63,008,140 SHARES OF OUR COMMON STOCK AND WARRANTS TO PURCHASE 3,150,407 SHARES OF OUR COMMON STOCK TO A GROUP OF INVESTORS.

PROPOSAL TWO
APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

The Board has determined that it is in our best interest and in the best interest of our stockholders to amend our Certificate of Incorporation to increase the total number of authorized shares of common stock from 100,000,000 shares to 150,000,000 shares. The Board unanimously approved this proposed amendment to the Certificate of Incorporation (the “Amendment”), declared it to be advisable and hereby seeks the approval of the Amendment by our stockholders.

If the Amendment is approved by our stockholders, the Amendment will become effective upon the filing of a certificate of amendment with the Delaware Secretary of State, which filing is expected to occur promptly after consents signed by holders of a majority of the outstanding shares of common stock approving the Amendment are received by us or our agent.

The Amendment

The Amendment would be to Article FOURTH of our Certificate of Incorporation. Under the Amendment, Article “FOURTH” Section (a) will be deleted in its entirety and replaced with a new Article “FOURTH” Section (a) (additions underlined) as follows:

“The total number of shares of stock which the Corporation is authorized to issue is One Hundred Fifty-two Million (152,000,000) shares, One Hundred Fifty Million (150,000,000) of which shall be classified as Common Stock, par value $0.01 per share (the “Common Stock”), and Two Million (2,000,000) of which shall be classified as Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

Purpose of the Amendment

The purpose of the Amendment is to increase the total number of authorized shares of common stock from 100,000,000 shares to 150,000,000 shares. As of December 14, 2007, we had 100,000,000 authorized shares of common stock, of which 29,601,352 shares were outstanding and 15,683,807 shares were reserved for issuance upon exercise of outstanding options and warrants granted or issued by us, leaving us with 54,714,841 authorized shares available for other possible uses.

We have entered into the Purchase Agreement, discussed above in Proposal One, under which we will issue 63,008,140 shares of common stock and will be required to issue 3,150,407 additional shares of common stock upon the exercise of the warrants being issued under the agreement. If the securities issuance discussed in Proposal One is completed, certain holders of other securities will be entitled to rights granting them additional shares or warrants covering additional shares of our common stock. The sum of the issued and outstanding shares of our common stock, the shares of our common stock underlying warrants we have issued and the Shares and Warrants to be issued in the Private Placement, if approved, would exceed the number of shares we are currently authorized to issue.

In addition to such issuance, possible business and financial uses for the additional shares of common stock include, without limitation, raising capital through the sale of common stock, acquiring other companies, businesses or products in exchange for shares of common stock, attracting and retaining employees by the issuance of additional securities under our various equity compensation plans, future stock splits, fulfillment of our obligations under the rights agreement and other transactions and corporate purposes that the Board deems are in our best interest. The additional authorized shares would enable us to act quickly in response to opportunities that may arise for these types of transactions, in most cases without the necessity of obtaining further stockholder approval and holding a special stockholders’ meeting before such issuance(s) could proceed, except as provided under Delaware law or under the Nasdaq Marketplace Rules.

Other than the shares to be issued and the shares to be reserved for issuance pursuant to the warrants to purchase shares of our common stock, both in connection with the Purchase Agreement discussed in Proposal One, as of the date of this consent solicitation statement, we have no current plans, arrangements or understandings regarding the additional shares that would be authorized pursuant to this proposal. However, we review and evaluate potential capital raising activities, transactions and other corporate actions on an on-going basis to determine if such actions would be in the best interests of us and our stockholders.

Future Amendments

On October 5, 2007, we received a notice from Nasdaq indicating that, for the preceding 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5). In accordance with the rule, we have until April 2, 2008, to regain compliance. In order to regain compliance, the bid price of our common stock must close at $1.00 per share or more for a minimum of 10 consecutive business days. Since it is unlikely that such bid price will increase as required without action by us, it is likely that we will need to amend our Certificate of Incorporation before April 2, 2008 to effect a reverse stock split at a level that may allow us to meet the Nasdaq requirement. If we do not regain compliance with the rule by April 2, 2008, we understand that the Nasdaq Staff will provide written notification to us that our common stock will be delisted. At that time, we may appeal the Staff’s determination to NASDAQ Listing Qualifications Panel, but no assurance can be given that any such appeal would be successful.

Possible Effects of the Amendment

Upon issuance, the additional shares of authorized common stock would have rights identical to the currently outstanding shares of our common stock. Adoption of the Amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders, however, the occurrence of the transactions discussed in Proposal One will have a dilutive effect. See “Proposal One - Principal Effects of Approval or Non-approval of the Proposal.” Current stockholders have no preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership thereof, however, the Investors will be granted certain preemptive rights if the Private Placement is completed, as described in “Proposal One - Preemptive Rights.”

We have not proposed the increase in the number of authorized shares of common stock with the intention of using the additional authorized shares for anti-takeover purposes, but we would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or our management. For example, without further stockholder approval, the Board could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized number of shares of common stock has been prompted by the considerations described above and not by the threat of any known or threatened hostile takeover attempt or any effort of which we are aware to accumulate our stock or to obtain control of us (nor is the Board currently aware of any such attempt directed at us), stockholders should be aware that approval of this proposal could facilitate future efforts by us to oppose changes in control and perpetuate our management, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

We could also use the additional shares of common stock for potential strategic transactions including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments, although we have no present plans to do so. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect our business or the trading price of our common stock. Any such transactions may require us to incur non-recurring or other charges and may pose significant integration challenges or management and business disruptions, any of which could materially and adversely affect our business and financial results.

Vote Required; Recommendation of the Board of Directors

The written consent of a majority of our outstanding shares of common stock is required for the approval of this proposal. Abstentions and broker non-votes are not considered consents and, therefore, will have the same effect as votes against this proposal. The approval of this proposal is necessary to have enough shares to close on the sale of our common stock in a private placement discussed in Proposal One. If Proposal Two is not approved by the stockholders, the sale discussed in Proposal One will not occur. However, we intend to implement the Amendment if approved by our stockholders, even if Proposal One is not approved by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS CONSENT TO APPROVAL OF THE PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock of (i) all those known by us to own more than 5% of our outstanding common stock; (ii) each of our directors; (iii) each executive officer; and (iv) all directors and executive officers as a group, except as otherwise indicated. The information provided is as of December 14, 2007:

•	on an actual basis; and

•	on an adjusted basis to give effect to the Private Placement and increases in our outstanding stock options in connection with the Private Placement.

	Beneficial Ownership
	Before Private Placement			After Private Placement
Name and Address(1)	Number of Shares		Percent of Class	Number of Shares		Percent of Class
John B. Rush	337,500	(2)	*	416,260	(2)	*
James W. Klingler	55,625	(3)	*	55,625	(3)	*
L. Michael Cutrer	1,029,958	(4)	3.4	1,029,958	(4)	1.1
David N. King	—	(5)	*	—	(5)	*
Michael C. Ryan	—	(6)	*	—	(6)	*
Wilfred E. Jaeger	8,716,432	(7)	26.3	49,366,852	(7)	51.3
John M. Sabin	23,667	(8)	*	23,667	(8)	*
Richard A. Sandberg	32,658	(9)	*	32,658	(9)	*
Gary N. Wilner	59,334	(10)	*	59,334	(10)	*
Nancy J. Wysenski	40,000	(11)	*	40,000	(11)	*
Roderick A. Young	8,334	(12)	*	8,334	(12)	*
All directors and executive officers as a group (10 persons)	10,303,508	(13)	29.9	51,032,688	(13)	52.3

Three Arch Partners	8,708,098	(14)	26.2	49,358,578	(14)	51.3
Wells Fargo & Company	3,852,468	(15)	13.0	3,852,468	(15)	4.2
SF Capital Partners Ltd.	3,974,913	(16)	12.9	14,137,515	(16)	15.1
John A. Friede	2,739,310	(17)	9.1	2,739,310	(17)	2.9
CHL Medical Partners	—	(18)	*	12,195,120	(18)	13.2

________________________________
* Denotes less than 1%

(1)
This table is based upon information supplied by our officers, directors, and principal stockholders, by Schedules 13D and 13G filed with the Commission and the information relating to the Private Placement. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Except with respect to 5% security holders and where indicated in these footnotes, applicable percentages for the “Before Private Placement” column are based on 29,601,352 shares of our common stock outstanding on December 14, 2007 and the applicable percentages for the “After Private Placement” column are based on 92,609,494 shares of our common stock outstanding after completion of the Private Placement and the adjustment to certain outstanding stock options in connection with the Private Placement.

(2)
The “Before Private Placement” column includes 337,500 shares subject to outstanding options that are exercisable within 60 days. The “After Private Placement” column includes 416,260 shares subject to outstanding options that are exercisable within 60 days, which reflect an adjustment to Mr. Rush’s stock options in connection with the Private Placement. See “Principal Effects of Approval or Non-Approval of the Proposal - Dilutive Effect of Warrants and Options.”

(3)	Includes 45,625 shares subject to outstanding options that are exercisable within 60 days.
(4)	Includes 751,375 shares subject to outstanding options that are exercisable within 60 days.
(5)
Mr. King’s employment terminated on May 31, 2007. Based on the best information available to us for Mr. King, he did not hold any stock on May 31, 2007 other than stock options that have been cancelled without exercise.

(6)
Mr. Ryan’s employment terminated in September 17, 2007. Based on the best information available to us for Mr. Ryan, he did not hold any stock on September 17, 2007 other than stock options that have been cancelled without exercise.

(7)
The “Before Private Placement” column includes 5,121,638 shares and warrants to purchase 3,586,460 shares that are exercisable within 60 days held of record by Three Arch Partners IV, L.P., Three Arch Associates IV, L.P., Three Arch Capital, L.P. and TAC Associates, L.P. and 8,334 shares subject to outstanding options that are exercisable within 60 days held by Dr. Jaeger. Dr. Jaeger, who serves as a member of the Board, is a managing member of Three Arch Management IV, L.L.C., or TAM IV, which is the general partner for Three Arch Partners IV, L.P. and Three Arch Associates IV, L.P. Dr. Jaeger is also a managing member of TAC Management, L.L.C., or TAC MGT, which is the general partner for Three Arch Capital, L.P. and TAC Associates, L.P. TAM IV and TAC MGMT may be deemed to have sole power to vote these shares, Mark A. Wan, a managing member of TAM IV and TAC MGMT, may be deemed to have sole power to vote these shares, Dr. Jaeger, a managing member of TAM IV and TAC MGMT, may be deemed to have sole power to vote these shares, and Barclay Nicholson, a managing member of TAM IV and TAC MGMT, may be deemed to have sole power to vote these shares. Dr. Jaeger disclaims beneficial ownership of shares held by Three Arch Partners IV, L.P., Three Arch Associates IV, L.P., Three Arch Capital, L.P. and TAC Associates, L.P., except to the extent of his pecuniary interest therein. The “After Private Placement” column includes the shares shown in the “Before Private Placement” column and the shares of our common stock to be issued to Three Arch Partners in the Private Placement.

(8)	Includes 21,667 shares subject to outstanding options that are exercisable within 60 days.
(9)	Includes 21,667 shares subject to outstanding options that are exercisable within 60 days.
(10)	Includes 58,334 shares subject to outstanding options that are exercisable within 60 days.
(11)	Includes 40,000 shares subject to outstanding options that are exercisable within 60 days.
(12)	Includes 8,334 shares subject to outstanding options that are exercisable within 60 days.
(13)
The “Before Private Placement” column includes options to purchase 1,292,836 shares and warrants to purchase 3,586,460 shares of our common stock, all of which are exercisable within 60 days. The “After Private Placement” column includes options to purchase 1,371,596 shares and warrants to purchase 3,586,460 shares of our common stock, all of which are exercisable within 60 days, which reflect an adjustment to certain stock options held by officers and directors in connection with the Private Placement. See “Principal Effects of Approval or Non-Approval of the Proposal - Dilutive Effect of Warrants and Options.”

(14)
The “Before Private Placement” column includes 5,121,638 shares and warrants to purchase 3,586,460 shares of our common stock exercisable within 60 days held of record by Three Arch Partners IV, L.P., Three Arch Associates IV, L.P., Three Arch Capital, L.P. and TAC Associates, L.P. Dr. Jaeger, who serves as a member of the Board, is a managing member of Three Arch Management IV, L.L.C., or TAM IV, which is the general partner for Three Arch Partners IV, L.P. and Three Arch Associates IV, L.P. Dr. Jaeger is also a managing member of TAC Management, L.L.C., or TAC MGT, which is the general partner for Three Arch Capital, L.P. and TAC Associates, L.P. TAM IV and TAC MGMT may be deemed to have sole power to vote these shares, Mark A. Wan, a managing member of TAM IV and TAC MGMT, may be deemed to have sole power to vote these shares, Dr. Jaeger, a managing member of TAM IV and TAC MGMT, may be deemed to have sole power to vote these shares, and Barclay Nicholson, a managing member of TAM IV and TAC MGMT, may be deemed to have sole power to vote these shares. The “After Private Placement” column includes the shares shown in the “Before Private Placement” column and the shares of our common stock to be issued to Three Arch Partners in the Private Placement. Dr. Jaeger disclaims beneficial ownership of shares held by Three Arch Partners IV, L.P., Three Arch Associates IV, L.P., Three Arch Capital, L.P. and TAC Associates, L.P., except to the extent of his pecuniary interest therein.

(15)
Reflects the amount indicated on the Wells Fargo & Company Form 13F for the quarter ended September 30, 2007, filed with the Commission on November 13, 2007. The principal address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104.

(16)
The “Before Private Placement” column includes 2,694,504 shares of our common stock included in an amended Schedule 13G filed with the Commission on February 14, 2007 and warrants to purchase 1,280,409 shares of our common stock that are exercisable within 60 days. The amended Schedule 13G indicates that as of December 31, 2006 Michael A. Roth and Brian J. Stark have shared voting and investment power of 2,694,504 shares. The 2,694,504 shares are held directly by SF Capital Partners Ltd. or SF Capital. Messrs Roth and Stark are the managing members of Stark Offshore Management LLC, or Stark Offshore, which acts as investment manager and has sole power to direct the management of SF Capital. Through Stark Offshore, Messrs. Roth and Stark posses voting and investment power over all of the shares. The “After Private Placement” column includes the amounts reflected in the “Before Private Placement” column and the shares of our common stock to be issued to SF Capital in the Private Placement. Messrs. Roth and Stark disclaim beneficial ownership of the shares. The principal address for SF Capital is 3600 South Lake Drive, St. Francis, Wisconsin 53235.

(17)
Mr. Friede served as one of our directors until he resigned on December 11, 2007. Based on the best information available to us, the amounts reported reflect Mr. Friede’s holdings as of such date. Includes options to purchase 40,000 shares and warrants to purchase 307,692 shares of our common stock exercisable within 60 days.

(18)	The “After Private Placement” column reflects the shares to be issued to CHL Medical Partners III, L.P. and CHL Medical Partners III Side Fund, L.P. in the Private Placement.

ADDITIONAL INFORMATION

We file reports and other information with the Securities and Exchange Commission. Copies of these documents may be obtained at the Commission’s public reference room in Washington, D.C. Our Commission filings are also available from commercial document retrieval services or on the Commission’s web site at http://www.sec.gov. Stockholders may also request a copy of our financial reports filed with the Commission by contacting our Secretary in writing at 20200 Sunburst Street, Chatsworth, California 91311 or by calling (818) 734-8600.

By Order of the Board of Directors

John B. Rush
President

December 31, 2007
Chatsworth, California

IMPORTANT
PLEASE COMPLETE, SIGN AND DATE
YOUR WRITTEN CONSENT AND PROMPTLY
RETURN IT IN THE ENCLOSED PRE-ADDRESSED ENVELOPE

WRITTEN CONSENT OF THE STOCKHOLDERS
OF
NORTH AMERICAN SCIENTIFIC, INC. IN LIEU OF A STOCKHOLDERS’ MEETING

This consent is solicited by the Board of Directors of North American Scientific, Inc. (the “Company”). When properly executed, this consent will be acted upon as designated by the undersigned. If this consent is signed, dated, and delivered to North American Scientific, Inc. with no designation by the undersigned, this consent will constitute the stockholder’s consent to and approval of the Proposals referred to herein.

Receipt is hereby acknowledged of the Company’s Notice of Solicitation of Action of Stockholders by Written Consent and consent solicitation statement dated December 31, 2007, which describe in detail the Proposals referred to herein.

(continued and to be signed on reverse side)

_____ _____ _____ _____ _____ _____ _____ _____ _____ _____ _____ _____ _____

PLEASE MARK YOUR ACTION IN BLUE OR BLACK INK AS SHOWN HERE: ☒

Proposal No. 1: To consider and approve the issuance and sale of 63,008,140 shares of our common stock and warrants to purchase 3,150,407 shares of our common stock to a group of investors, including Three Arch Partners, which currently is our largest stockholder, and SF Capital Partners, which also is one of our significant stockholders, pursuant to the Securities Purchase Agreement, dated December 12, 2007, among us and the purchaser parties thereto, as required by Nasdaq Rule 4350(i).

MARK ONLY ONE OF THE FOLLOWING THREE BOXES:

☐ CONSENT	☐ WITHHOLD CONSENT	☐ ABSTAIN

Proposal No. 2: To amend our Certificate of Incorporation to increase the number of shares of common stock that we are authorized to issue from 100,000,000 shares to 150,000,000 shares.

MARK ONLY ONE OF THE FOLLOWING THREE BOXES:

☐ CONSENT	☐ WITHHOLD CONSENT	☐ ABSTAIN

(Please sign and date below)

Dated: ______________________.

Signature of Stockholder(s)

Signature of Stockholder(s)

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.